SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) September 6, 2001



                            DIGITAL POWER CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)


      California                     1-12711                   94-1721931
  ------------------          ---------------------       ------------------
   (State or other            (Commission File No.)        (I.R.S. Employer
     jurisdiction                                         Identification No.)
   of incorporation)



              41920 Christy Street, Fremont, California 94538-3158
              ----------------------------------------------------
                    (Address of principal executive offices)


                                 (510) 657-2635
               ---------------------------------------------------
              (Registrant's telephone number, including area code)

Item 1. Change in Control of Registrant

     On September 6, 2001, Digital Power Corporation, a California corporation (the "Company") entered into a securities purchase agreement with Telkoor Telecom Ltd., a limited liability company organized under the laws of Israel or one of its subsidiaries ("Telkoor"). Pursuant to the securities purchase agreement, Telkoor will pay U.S.$1,250,000 to the Company for (i) 1,250,000 shares of common stock; (ii) a warrant to purchase an additional 900,000 shares of common stock at U.S.$1.25 per share; and (iii) a warrant to purchase an additional 1,000,000 shares of common stock at U.S.$1.50 per share. The 900,000 share warrant will expire sixty (60) days after the Company files its Form 10-KSB for the year ended December 31, 2002 and the 1,000,000 share warrant will expire on December 31, 2003.

     Telkoor is an Israeli corporation, primarily engaged in developing, marketing and selling power supplies and power systems for the telecommunication equipment industry. Telkoor used its own funds to purchase the securities. Telkoor's initial investment of 1,250,000 shares represents 28% of the outstanding shares, with the right to increase their ownership to 49%, assuming all of the warrants are exercised.

     Telkoor will have the right to appoint at least a majority of the Company's Board of Directors. Robert O. Smith will remain as a director and a consultant to the Company, but will resign as President and Chief Executive Officer and chairman. The completion of the securities purchase agreement is subject to certain conditions, including that the Company's net tangible assets have not decreased by 50% from June 30, 2001 to August 31, 2001 and will close ten (10) days after the Company delivers a financial report for the period ended August 31, 2001 to Telkoor, which is anticipated to occur at the end of October 2001.

Item 9. Regulation FD Disclosure

         Exhibit No.                      Exhibit Description
         -----------                -----------------------------------

            99.1 Press release announcing agreement with Telkoor Telecom Ltd. dated September 10, 2001

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          DIGITAL POWER CORPORATION,
                                           a California Corporation



Dated:  09/13/01                     /s/ ROBERT O. SMITH
                                         ----------------------------
                                         Robert O. Smith,
                                         Chief Executive Officer